NEWS RELEASE

For further information, contact:

Greg Ehlinger	(812) 376-1935

November 22, 2000	For immediate release

IRWIN FINANCIAL CORPORATION ANNOUNCES

FOURTH QUARTER DIVIDEND

(Columbus, IN) Irwin Financial Corporation (NASDAQ-NMS: IRWN) today announced a dividend of $0.06 per share to be paid on December 22, 2000, to all shareholders of record on December 8, 2000. The dividend rate is a $0.01 per share or 20.0% increase as compared with the dividend paid in the fourth quarter of 1999.

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five subsidiaries -- Irwin Mortgage Corporation, Irwin Union Bank and Trust Company, Irwin Home Equity Corporation, Irwin Business Finance, and Irwin Ventures Inc. -- provides a broad range of consumer and commercial financial services in selected markets across North America.